Exhibit 10.6

This contract for the supply of Gas is entered into by and between Pluspetrol Perú Corporation S.A. (“Pluspetrol”), Pluspetrol Camisea S.A. (“Pluspetrol Camisea”), Hunt Oil Company of Peru L.L.C., Sucursal del Peru (“Hunt”), SK Energy, Sucursal Peruana (“SK”), Tecpetrol del Perú S.A.C. (“Tecpetrol”), Sonatrach Perú Corporation S.A.C. (“Sonatrach”), Repsol Exploración Perú, Sucursal del Perú (“Repsol,” and, together with Pluspetrol, Pluspetrol Camisea, Hunt, SK, Tecpetrol and Sonatrach, “Sellers” and each company, individually, as “Seller”) and CF Industries Perú S.A.C., with RUC No. 20492304604, with domicile at Av. De La Floresta 497, Piso 5, San Borja, Lima (hereinafter, the “Buyer”), on the following terms and conditions:

RECITALS

The Sellers are the licensees of the license agreement for the exploration and production of hydrocarbons in the Camisea Reservoir, dated December 9, 2000 (hereinafter, the “License”). The participating interests of the Sellers in the License (hereinafter, the “Participating Interests”) are as follows:

Pluspetrol	2.2%
Pluspetrol Camisea	25.0%
Hunt	25.2%
SK	17.6%
Sonatrach	10.0%
Tecpetrol	10.0%
Repsol	10.0%

The Sellers declare that they have rights to volumes of natural gas according to the License, which are (a) available for the supply and delivery to the Buyer, (b) in accordance with the quality standards set forth in Annex A and (c) in sufficient quantities to satisfy the obligations of the Sellers hereunder, in each case, subject to the terms and conditions described hereinafter.

The Buyer declares its intention to be supplied and receive Gas from the Sellers, in accordance with the terms and conditions described hereinafter.

The Gas to be supplied by the Sellers to the Buyer will be used by the Buyer in the Plant to be built by the Buyer.

In consequence of the above, the Parties agree on the following:

ARTICLE I

DEFINITIONS

Capitalized terms used in this Contract (including the preamble and recitals hereto) shall have the meanings indicated herein below:

1.1           Affected Party: has the meaning set forth in Point 12.6.

1.2           Affiliate: any Person which, directly or indirectly, controls, is controlled by or is under common control with another Person; and, for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” or “under common control with”) means the power to direct or cause the direction of the management and policies of any Person, whether through the ownership of shares or other economic interests, the holding of voting rights or contractual rights or otherwise.

1.3           Applicable Cure Payment: (a) $25,000,000 for any Cure Payment made prior to the date that is seventy-two (72) Months after the Date of Execution and (b) $50,000,000 for any Cure Payment made on or after the date that is seventy-two (72) Months after the Date of Execution.

1.4           Applicable Law: collectively, all statutes, laws, rules, regulations, ordinances, writs, judgments, decrees, and injunctions of any Government Authority of the Republic of Perú affecting the Buyer, the Sellers and/or this Contract and all Government Authorizations relating thereto. Unless the context clearly requires otherwise, “Applicable Laws” shall include each of the foregoing (and each provision thereof) as in effect at the time in question, including any amendments, supplements, replacements, or other modifications thereto or thereof, and whether or not in effect as of the date hereof.

1.5           Article: each one of the articles hereof.

1.6           Base Conditions: as used in relation to the Gas, means the temperature of 15°C measured with a mercury thermometer at a pressure of 1,013 Bar or 760 mm of mercury column, measured with a Fortin-type barometer and adjusted at 0°C with a normal gravity acceleration value. All measurements mentioned herein shall be understood as expressed in “Base Conditions,” unless others are otherwise specifically indicated.

1.7           BTU: the abbreviation for “British Thermal Unit,” which is the heat unit in the “British Measuring System” and is equivalent to 0.251996 kcal.

1.8           Business Day: any day (except Saturdays, Sundays and public holidays in the City of Lima, Republic of Perú).

1.9           Buyer Milestones: has the meaning set forth in Point 3.4.

1.10         Buyer’s Deferred Quantities: has the meaning set forth in Point 5.3.

1.11         Buyer’s Excused Quantities: has the meaning set forth in Point 5.1.

1.12         Camisea Reservoir: the reservoir located at Block 88.

1.13         Commercial Operation Date (COD): the Day on which commercial operation occurs in accordance with the requirements of the EPC Contract, as declared by the Buyer to the Sellers and written notice of which shall be given to the Sellers by the Buyer in accordance with Point 3.4.

1.14         Conditions Precedent: has the meaning set forth in Point 2.5.

1.15         Contract: this contract for the supply of Gas together with all its Annexes, as may be amended, modified or supplemented from time to time.

1.16         Contractual Month: the period starting on the first Day of a calendar month and ending on (and including) the last Day of that calendar month. The first Contractual Month shall begin on the COD and shall end on (and include) the last Day of that calendar month.

1.17         Contractual Year: the period starting on the first Day of a calendar year and ending on (and including) the last Day of that calendar year; provided that (a) the first Contractual Year shall begin on the Commercial Operation Date and shall end on (and include) the last Day of the calendar year in which Commercial Operation Date occurs and (b) the last Contractual Year shall begin on the first Day of the calendar year in which the twentieth (20th) anniversary of the Commercial Operation Date occurs and shall end on the Termination Date.

1.18         Cubic Meter (m3): the quantity of steam-free Gas which in the Base Conditions occupies a volume of one cubic meter. One (1) MMcfd means one (1) Million Cubic Feet per Day. One (1) Mcfd means one (1) Thousand Cubic Feet per Day.

1.19         Cure Payment: has the meaning set forth in Point 13.5(f).

1.20         Daily Contractual Quantity (DCQ): the daily quantity of Gas designated by the Buyer for each Contractual Year. The initial DCQ shall be designated by the Buyer no later than thirty (30) Days prior to the COD. This initial DCQ will not be lower than eighty five per cent (85%) of the MDCQ. No later than thirty (30) Days prior to the first Day of each Contractual Year thereafter, Buyer shall have the right to vary the DCQ to be effective for such Contractual Year between ninety per cent (90%) of the original DCQ and the MDCQ.

1.21         Date of Execution: the day on which the last of the Parties execute this Contract.

1.22         Day or Days: unless otherwise expressly indicated, the period of time of twenty-four (24) consecutive hours starting at 6 o’clock (6 a.m.) of any given day in the City of Lima, Republic of Peru, and ending at five fifty nine with fifty nine seconds (5: 59,59 a.m.) of the following day in the City of Lima, Republic of Peru, or such other period set forth in the future pursuant to Peruvian regulations in order to control and meter the natural gas transportation operations.

1.23         Default Interest Rate: the lesser of (i) LIBOR rate + 3.5 % or (ii) the highest rate of interest allowed under Applicable Law.

1.24         Defaulted Amount: has the meaning set forth in Point 11.4.

1.25         Defaulting Period: has the meaning set forth in Point 11.4.

1.26         Deferred Quantities Recovery Period (DQRP): twelve (12) Contractual Months following the Contractual Month in which the Buyer pays for the relevant Deferred Quantity, as set forth in Article Five.

1.27         Deferred Quantity: the Gas volume paid for but not consumed by the Buyer under the terms set forth in Point 5.3.

1.28         Deliver or Pay Quantity (DOPQ): the minimum quantity of Gas that the Sellers are obligated to make available to the Buyer as established in Article Six.

1.29         Dispute: has the meaning set forth in Point 14.2.

1.30         Distribution Company: the Company that has been granted the distribution concession from the Department of Ica, Perú.

1.31         Dollar or US$: the legal currency of the United States of America.

1.32         DOP Make Up Gas: has the meaning set forth in Point 6.5(i).

1.33         EPC Contract: the engineering, procurement and construction contract to be entered into by the Buyer for the construction of the Plant; provided, that such engineering, procurement and construction contract may, at the Buyer’s sole discretion, be more than one contract and all such contracts shall, at the Buyer’s sole discretion, be deemed to constitute the same EPC Contract.

1.34         Financing: has the meaning set forth in Point 16.2.

1.35         Financing Consent: has the meaning set forth in Point 16.2.

1.36         Fixed Date Notice: any notice delivered by the Parties to the addresses indicated in Article Seventeen and with the formalities established therein.

1.37         Force Majeure: has the meaning set forth in Article Twelve.

1.38         Gas: the natural gas produced from the Camisea Reservoir and subject matter hereof, which is a mixture of hydrocarbons in gaseous state essentially comprised by methane in accordance with the quality standards set forth in Annex A.

1.39         Gas Sale Price: the price of the Gas calculated in accordance with the formula set forth in Annex B and expressed in US$/MMBTU (Dollars per million BTU).

1.40         Government Authority: any national, state, regional, municipal, local, judicial, legislative, administrative or other government authority, ministry, department, agency, unit, office or organization (including Perupetro S.A.), which has jurisdiction over a Party or over the properties or the assets of that Party.

1.41         Government Authorization: any authorization, consent, approval, license, resolution, permit, easement, certification, exemption, exception, registration or filing by any Government Authority.

1.42         Higher Calorific Value: The total amount of heat produced by the combustion, at a constant pressure, of a mass of dry gas occupying a volume of one Cubic Meter, in humidity saturated air, at a temperature for both of 15°C and at an absolute pressure of seven hundred and sixty millimeters (760 mm) of mercury column adjusted at zero degrees (0° C) with combustion steam condensation converted to a dry base. Its measurement unit shall be the Kilocalorie per Cubic Meter (Kcal/m3).

1.43         ICC: has the meaning set forth in Point 14.2

1.44         ICC Rules: has the meaning set forth in Point 14.2.

1.45         Independent Engineer: means a technical consultant to be reasonably acceptable to the Buyer and the Sellers.

1.46         Initial Expected COD Period: has the meaning set forth in Point 3.4.

1.47         Kcal: the abbreviation of Kilocalorie, which is the unit of heat equivalent to 3.96832 BTU as defined in the Metric System.

1.48         Lenders: has the meaning set forth in Point 16.2.

1.49         LIBOR: means the average of the rates per annum for deposits in Dollars for a period equal to or nearest the number of days in a Defaulting Period which appear on the LIBOR 01 page of the Reuter Monitor Rates Service displaying London Interbank offered rates for US Dollars of leading banks at approximately 11: 00 a. m. (London time) on the relevant Rate Fixing Date, provided that if one only or no offered rate appears on the LIBOR 01 page of the Reuters Monitor Rates Service or if there is no relevant page on the Reuters Monitor Rates Service, the rate per annum for deposits in Dollars as of on or about 11 am (London time) on the Rate Fixing Date for a period equivalent, so far as practicable, to the Defaulting Period concerned and for an amount, so far as practicable, comparable to the Defaulted Amount, which appears on the display designated as “Page 3750” on the Telerate Service (or such other page as may replace Page 3750 on that service for the purpose of displaying such London Interbank offered rates for deposits in Dollars) provided that if the Telerate Service is not available or no such rate is published or available then the average, determined by the Buyer or the Sellers, whichever is the non-defaulting party, of the rates per annum, supplied to it at its request, quoted by three leading international banks as the Buyer may reasonably select from the following: BBVA, HSBC, JP Morgan Chase, Bank of America, in the London interbank market at or about 11:00 a.m. (London time) on the relevant Rate Fixing Date for the offering of Dollar deposits in amounts and for a period comparable, so far as practicable, to the Defaulted Amount and Defaulting Period. Buyer or the Sellers, whichever is the non-defaulting party, shall inform the other party of the three leading banks selected by it as aforesaid and of the average of the said rates.

1.50         License: has the meaning set forth in the Recitals.

1.51         Maximum Daily Contractual Quantity (MDCQ): shall be ninety-nine (99) MMCFD, which shall be the maximum quantity of Gas that the Buyer may schedule for delivery by the Sellers per any Day at the Receiving Point. Unless otherwise agreed by the Parties, the Sellers shall not be obligated to deliver a quantity of Gas on any Day that is larger than the MDCQ and the Buyer shall not be authorized to nominate a DCQ for delivery on any Day that is larger than the MDCQ.

1.52         Measuring Equipment: all the facilities used to quantify and register volumes, pressures, temperatures, specific gravity, calorific value, and Gas composition.

1.53         Nomination: the monthly communication forwarded by the Buyer to the Sellers, regarding the daily quantity of Gas to be provided by the Sellers to the Buyer at the Receiving Point, including any updates given in accordance with Article 7.

1.54         Notice of Assignment: has the meaning set forth in Point 16.5.

1.55         Operational Period Effective Date: the Day when all the Conditions Precedent become satisfied or waived.

1.56         OSINERGMIN: the Supervisory Board for Investment in Energy and Mining, of Perú

1.57         Participating Interest: has the meaning set forth in the Recitals.

1.58         Parent Company: means CF Industries Holdings, Inc., CF Industries, Inc., or any other entity that, directly or indirectly, owns at least 50.01% of CF Industries Perú S.A.C.

1.59         Party: The Sellers or the Buyer. Parties.: both, the Sellers and the Buyer. Pluspetrol, Pluspetrol Camisea, Hunt, SK, Sonatrach, Tecpetrol, Repsol and the Buyer are sometimes referred to collectively as the “Parties” or individually as a “Party”.

1.60         Person: an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

1.61         Petroleum Engineer: means De Golyer & McNaughton, Netherland Sewell, Ryder Scott, Gaffney & Cline, or such other internationally recognized independent petroleum engineering and consulting firm of recognized standing in the petroleum industry that is reasonably acceptable to the Buyer and the Sellers.

1.62         Petrochemical Plant: (a) the Plant; (b) any and all pipelines connecting the Plant or other facilities with the pipelines of the Transporter and the Distribution Company; (c) any related port facilities that handle or transport a substantial amount of the Plant’s output; and (d) any land (including real estate rights or rights on the ocean bed, as the case may be) on which the Plant and/or its port facilities and its related infrastructure are placed.

1.63         Plant: the Buyer’s plant to be located in Perú, which will serve as the final destination of the Gas for the production of petrochemicals, as well as its additional facilities, equipment and infrastructure, including the related facilities, as these may be built or modified from time to time.

1.64         Point: any point of the Articles hereof.

1.65         Rate Fixing Date: has the meaning set forth in Point 11.4.

1.66         Receiving Point: the place existing at the beginning of the gas transportation system, located in the liquid separation plant in Malvinas, Perú, owned by the Sellers, MAU Unit 5700, where Sellers shall put Gas at disposal of the Buyer.

1.67         Required Rating: has the meaning set forth in Point 15.1.

1.68         Scheduled Completion Date: the Day that is forty-eight (48) months after the Date of Execution.

1.69         Scheduled Maintenance: the periods of time in which the production site or facilities of the Sellers or the Buyer are out of service due to a scheduled maintenance as set forth in Points 4.3 and 4.4.

1.70         Sellers Coordinator: Pluspetrol, as performing the duties set forth in Point 18.2.

1.71         Sellers’ Excused Quantities: has the meaning set forth in Point 6.2.

1.72         Starting Date of Gas Supply: the first Day following the Commercial Operation Date on which the Buyer makes a Nomination.

1.73         Subsequent Expected COD Period: has the meaning set forth in Point 3.4.

1.74         Take or Pay Percentage (TOPP): the take or pay percentage designated by the Buyer (within the range of numbers detailed in Annex B, Point 2.2, first column) no later than 30 Days prior to the COD to be effective for the term of this Contract.

1.75         Take or Pay Quantity (TOPQ): the minimum quantity of Gas that the Buyer is obligated to take from the Sellers, or pay for if not taken, as established in Article Five.

1.76         Term: has the meaning set forth in Point 3.1.

1.77         Termination Date: the date determined in accordance with Point 3.1.

1.78         Transporter: Transportadora de Gas del Perú S.A.

1.79         Trigger Date: the date that is forty-eight (48) months after the Date of Execution and each six (6) months’ anniversary of such date.

1.80         Yuhzny Urea Price (YUP): for any Day, the arithmetical average of the most recent average FOB prices for Yuhzny Prilled Urea as published by Fertecon and FMB in their weekly publications. If only one such publication has a price available, that price will form the basis for the calculation. If both such publications cease publishing a price, the Parties will work together to develop a mutually acceptable substitute price reference.

ARTICLE II

PURPOSE

2.1                                 The purpose of this Contract is the supply of Gas (produced from the Camisea Reservoir) by the Sellers to the Buyer, up to MDCQ, to be used at the Plant to produce petrochemicals and generate electricity for use within the Plant. The Buyer shall pay to the Sellers the Gas Sale Price or, in the case of the Gas used for the generation of electricity within the Plant, such price as will be determined in accordance with the License (as amended from time to time).

2.2                                 Due to the fact that this Contract is allocated to an activity promoted by Applicable Laws, in particular, to the supply of natural gas to produce petrochemicals and generate electricity to be used within the Plant, the Gas to be sold under this Contract shall not be used for any other purpose unless otherwise expressly provided under the Applicable Laws, as may be amended, supplemented or modified from time to time (including, but not limited to, its resale by the Buyer).

2.3                                 Subject to Point 4.2, solely in relation to the supply of Gas up to the MDCQ, this Contract shall be governed by the exclusivity clause referred to in Article 1616 of the Peruvian Civil Code. The Buyer may acquire the Gas in excess of the MDCQ from any supplier.

2.4                                 The Sellers agree to sell and deliver the Gas at the Receiving Point, and the Buyer agrees to be supplied, receive and pay for it at the price, terms and conditions set forth herein.

2.5                                 Notwithstanding any provision hereof to the contrary, after the Commercial Operation Date has occurred, the duties and obligations of the Sellers to deliver Gas in accordance with this Contract and the obligations of the Buyer to pay for this Gas in accordance with the terms and provisions set forth in this Contract become effective upon the satisfaction (or waiver by the Party in whose benefit they operate) of the following conditions precedent (the “Conditions Precedent”):

2.5.1.                     Existence of the Plant (with a capacity capable of consuming 99 MMcfd), holding all material Government Authorizations (including those determined by Supreme Decree Nr. 054-2007-EM) necessary for its installation and operation.

2.5.2.                     Existence of a gas pipeline linking the Plant to the transportation or distribution system, and other related facilities (all of which shall be capable of transporting and distributing Gas to the Plant).

2.5.3.                     Effectiveness of a gas transportation contract between the Transporter and the Buyer.

2.5.4.                     If necessary, by virtue of Buyer’s decision, in its sole discretion, to locate the Plant at a location not serviced directly by the Transporter’s pipeline facilities, effectiveness of a gas distribution contract between the Distribution Company and the Buyer.

2.5.5.                Existence of a port facility, together with other related facilities, capable of handling and transporting the output of the Plant.

2.5.6.                The Government Authorizations related to the application of the Gas Sale Price and other Government Authorizations and/or third party authorizations, in each case, which are necessary for the supply of the Gas beginning on the Commercial Operation Date, shall have been obtained and be in full force and effect.

2.5.7.                The issuance of an affidavit by the Buyer, stating that the Conditions Precedent set forth in Points 2.5.1, 2.5.2, 2.5.3, 2.5.4 and 2.5.5 have been satisfied, and the issuance of an affidavit by the Sellers, stating that the Conditions Precedent set forth in Point 2.5.6 have been satisfied.

ARTICLE III

EFFECTIVENESS AND TERM OF THIS CONTRACT

3.1                                 This Contract shall become effective as and from the Date of Execution, and shall be in effect during construction, initial startup and testing of the Plant. Beginning on the first Day of the first Contractual Year, this Contract shall continue in effect thereafter for a period of twenty-one (21) Contractual Years (the “Term”) and, subject to Point 3.2, shall terminate on the 20th (twentieth) anniversary of the first Commercial Operation Date (“Termination Date”).

3.2                                 After the Term (or any extension thereof in accordance with this Point 3.2) has elapsed, this Contract may be extended for periods of one (1) year, upon written agreement by the Parties. For the purposes of any such extension, the Buyer shall notify the Sellers in writing of its intention to begin negotiations, at least six (6) months prior to the Termination Date.

3.3                                 The Buyer shall be entitled, upon written notice to the Sellers, to suspend (for technical matters, or matters related to testing activities) Articles Five and Six for a maximum period of one hundred and eighty (180) Days, beginning with the Commercial Operation Date. The Buyer shall promptly notify the Sellers of the termination of such suspension and Articles Five and Six will become effective upon the earlier of (i) the receipt of such notification and (ii) the expiry of the 180 Day period.

3.4                                 In order to demonstrate the progress of the construction of the Plant, the Buyer shall perform a number of milestones set forth in Annex C (the “Buyer Milestones”) and submit a certificate to the Sellers stating that a certain Buyer Milestones has been achieved. Failure to achieve Buyer Milestones shall not give rise to a termination right or other remedies of Sellers except to the extent specifically set forth in Point 13.5.

On or prior to the second (2nd) anniversary of the Date of Execution, the Buyer shall notify the Sellers in writing of the six (6) month period during which it reasonably anticipates the Commercial Operation Date to occur; provided that the failure of the Commercial Operation Date to occur during such six (6) month period shall not give rise to any right or remedy of the Sellers.

Not later than one (1) year prior to the Scheduled Completion Date, the Buyer shall notify the Sellers in writing of the 90-Day period during which it reasonably anticipates the Commercial Operation Date will occur (the “Initial Expected COD Period”). Not later than thirty (30) Days prior to the commencement of the Initial Expected COD Period, the Buyer shall notify the Sellers in writing (a) of the Day during the Initial Expected COD Period on which the Buyer reasonably anticipates that the Commercial Operation Date will occur or (b) that the Commercial Operation Date is not expected to occur during the Initial Expected COD Period, in which event the Buyer shall state the new 90-Day period during which it reasonably anticipates the Commercial Operation Date will occur (a “Subsequent Expected COD Period”). Not later than thirty (30) Days prior to the commencement of a Subsequent Expected COD Period, the Buyer shall notify the Sellers in writing (i) of the Day during such Subsequent Expected COD Period on which the Buyer reasonably anticipates that the Commercial Operation Date will occur or (ii) that it is establishing a new Subsequent Expected COD Period in accordance with the preceding clause (b), in which case the process contemplated by this sentence shall be repeated until the Buyer notifies the Sellers in writing of the Day during the applicable Subsequent Expected COD Period on which the Buyer reasonably anticipates that the Commercial Operation Date will occur. Notwithstanding anything to the contrary contained in this Point 3.4, and except as provided in Point 13.5, the failure of the Commercial Operation Date to occur during the Initial Expected COD Period, during a Subsequent Expected COD Period or on the Day established in accordance with clause (a) or (i) above shall not give rise to any right or remedy of the Sellers.

The Sellers may, at their option (at any time, but not to be exercised more than three times in any calendar year), request that the Buyer provide them with the Buyer’s reasonable anticipation as to the six (6) month period during which the Commercial Operation Date will occur, and the Buyer shall provide same to the Sellers within thirty (30) Days after such request is made; provided that the failure of the Commercial Operation Date to occur during such six (6) month period shall not give rise to any right or remedy of the Sellers except as provided in Point 13.5. The Sellers will have the option to sell the Gas to third parties until the Commercial Operation Date occurs, provided that such sale shall not impede the Sellers’ ability to deliver the Gas to the Buyer for testing and commissioning activities in accordance with Point 3.5.

3.5                                 No later than sixty (60) Days before the scheduled testing and commissioning activities of the Plant (the “Testing Period”), the Buyer shall submit a notice to the Sellers that will set forth the starting Day of the Testing Period and the estimated final Day of the Testing Period. The Sellers shall provide Gas at the Receiving Point reasonably needed to conduct tests during the Testing Period and to establish the Commercial Operation Date in such quantities as nominated by the Buyer. The Parties understand that during the Testing Period the nominations may vary and the requirements of Articles 5, 6, or 7 shall not apply. The Buyer shall notify the Sellers of the Buyer’s good faith nomination of the quantity of Gas required in connection with any such tests no later than two Days before the Day of delivery. The sale and delivery of any Gas provided under this Point 3.5 shall be subject to the terms and conditions of this Contract (other than the requirements set forth in Articles 5, 6 and 7) and the Buyer shall pay the Sellers for Gas provided under this Point 3.5 the Gas Sale Price for the Day of delivery determined according to the conditions stated in Annex B.

ARTICLE IV

SUPPLY

4.1                                 The Sellers hereby undertake to make available to the Buyer, at the Receiving Point, the quantity of Gas nominated for each Day, up to the agreed MDCQ, transfer of ownership and risk of which shall be governed by Point 8.3.

4.2                                 During the Term, the Buyer undertakes to purchase Gas up to the MDCQ exclusively from the Sellers, unless the Sellers fail to supply the Gas in the quantities requested by the Buyer for any reason. For the avoidance of doubt, the Buyer shall be entitled to purchase the Gas in excess of the MDCQ from a third party at any time during the term of this Contract.

4.3                                 The Sellers may interrupt their obligations under Article 6 without being obligated to pay to the Buyer any compensation and/or damages if:

(i)                                     they are required to perform Scheduled Maintenance (including expansion works at their processing plants in Malvinas and/or Pisco and their various facilities) in which case the Sellers’ Coordinator shall notify the Buyer at least one hundred and fifty (150) Days in advance of such Scheduled Maintenance, stating the first and the last Day of such Scheduled Maintenance; and

(ii)                                  the Scheduled Maintenance does not exceed a period of twenty (20) Days per Contractual Year, provided that any period of Scheduled Maintenance works of the Buyer shall not count against such period even if planned outage of the Sellers occurs during such period of Scheduled Maintenance of the Buyer. If such 20-Day period is exceeded, the provisions set forth in Article Six shall apply to the Days in excess of such limits.

For the avoidance of doubt, the terms of Point 4.2 shall not apply during any Scheduled Maintenance by the Sellers.

4.4                                 The Buyer may interrupt its obligations under Article 5 without being obligated to pay to Sellers any compensation and /or damages if:

(i)                                     it is required to perform Scheduled Maintenance (including expansion works at the Plant) in which case the Buyer shall notify the Sellers at least ninety (90) Days in advance of such Scheduled Maintenance, stating the first and the last Day of such Scheduled Maintenance; and

(ii)                                  the Scheduled Maintenance works of the Buyer shall not exceed sixty (60) Days per period of four (4) consecutive Contractual Years, provided that any period of Scheduled Maintenance works of the Sellers shall not count against such 60-Day limit even if a planned outage of the Buyer occurs during such period of Scheduled Maintenance of the Sellers. If such 60-Day limit is exceeded, the provisions set forth in Article Five shall apply to the Days in excess of such 60-Day limit.

4.5                                 The Parties understand that a certain period of time per Contractual Year is required for the Transporter and the Distribution Company, as the case may be, to carry out maintenance works pursuant to the provisions set forth in the respective BOOT Concession Contracts for the Pipeline Transportation of Natural Gas from Camisea to the City Gate, for the Liquid Transportation Pipeline System and for the Distribution of Natural Gas by Pipeline Network in the Department of Ica, respectively. The Buyer and the Sellers will each use their best commercial efforts in order to cause all Scheduled Maintenances to occur concurrently with each other, and with the Transporter and the Distribution Company. The provisions of Articles Five and Six shall be suspended during the period the Transporter’s and the Distribution Company’s scheduled maintenance is being carried out, in each case, to the extent such scheduled maintenance prevents Buyer from taking Gas.

4.6                                 If the Sellers should interrupt the supply of Gas (for any period of time) due to maintenance works other than Scheduled Maintenance and for reasons other than Force Majeure events, the Sellers shall pay to the Buyer the compensation set forth in Article Six for any such period. In such case, Article Five and the exclusivity obligation indicated in Point 4.2 shall not be applicable to the Buyer during the period of time of the said unscheduled maintenance works.

ARTICLE V

TAKE OR PAY

The Take-Or-Pay Quantity is the minimum amount of Gas that the Buyer must either take, or pay for if not taken, during each Contractual Month.

5.1                                 In any Contractual Month, the Buyer shall be excused from any obligation to take delivery of a quantity of Gas (“Buyer’s Excused Quantities”) equal to the sum over all the Days in the Contractual Month of: (i) any quantities of natural Gas not taken by the Buyer due to Force Majeure affecting the Buyer, including without limitation any quantities of Gas that cannot be delivered for the reasons set forth in Point 12.2(d) whether or not Force Majeure was declared by the Buyer; plus (ii) any quantities of Gas that the Buyer schedules for delivery and the Sellers fail to deliver for any reason (including for the reasons of Scheduled Maintenance set forth in Point 4.3); plus (iii) any Gas properly rejected by the Buyer or the Transporter at the Receiving Point for not satisfying the quality specifications; plus (iv) any quantities of Gas that the Buyer does not require due to Scheduled Maintenance in accordance with Point 4.4.

5.2                                 The TOPQ for any Contractual Month shall equal: (i) the product of (A) the DCQ designated by the Buyer for the applicable Contractual Year multiplied by (B) the TOPP, multiplied by (C) the number of Days in such Contractual Month; less (ii) any quantities of Gas that are Buyer’s Excused Quantities for such Contractual Month.

5.3                                 In any Contractual Month, if the Buyer takes a total quantity of Gas in such Contractual Month that is less than the TOPQ for such Contractual Month, then the Buyer must pay to the Sellers a take-or-pay charge equal to the product of: (i) the Gas Sale Price multiplied by (ii) a quantity of Gas (“Buyer’s Deferred Quantities”) equal to (A) the TOPQ for such Contractual Month, less (B) the quantity of Gas actually taken in such Contractual Month.

5.4                                 The Buyer is entitled to recover, within the DQRP, the Buyer’s Deferred Quantities following the sequential order in which they occurred. This recovery shall be effected with the quantities of Gas taken during the DQRP in excess of the TOPQ in effect during such DQRP, provided that such quantities in excess of the TOPQ may not exceed the MDCQ without the consent of the Sellers. If on expiry of this Contract there should remain Buyer’s Deferred Quantities pending recovery, the Buyer may recover the corresponding quantities after such expiry, within a maximum period of twelve (12) months, as may be extended by such period of time (if any) during which the Sellers fail to deliver the Deferred Quantities (as requested by the Buyer) for reasons other than Force Majeure.

5.5                                 At any time that the most recently determined weekly YUP closes below one hundred and twenty-five Dollars (US$125) per tonne, the Buyer shall have the right to suspend the application of a take or pay charge by giving the Sellers not less than seven (7) Days’ prior written notice (a “Suspended TOPQ”). After such written notice is given, a Suspended TOPQ shah be in effect on each Day from the Day set forth in such notice until the earlier of (a) seven (7) Days after the Day on which the Buyer gives the Sellers written notice that it is terminating the Suspended TOPQ and (b) seven (7) Days after the most recently determined YUP closes above one hundred and twenty-five Dollars (US$125) per tonne. The volume of Gas not taken by the Buyer during a Suspended TOPQ can be used freely by the Sellers. Notwithstanding anything to the contrary contained herein, in the event Suspended TOPQs are in effect for more than three hundred and sixty-five (365) Days, in the aggregate, the Sellers shall have the right to terminate this Contract by giving the Buyer at least thirty (30) Days’ prior written notice.

For the purposes of this Point 5.5, the TOPQ for any Contractual Month in which a Suspended TOPQ is in effect shall equal: (i) the product of (A) the DCQ designated by the Buyer for the applicable Contractual Year multiplied by (B) the TOPP designated by the Buyer for the term of this Contract, multiplied by (C) the number of Days in such Contractual Month other than Days in Which a Suspended TOPQ was in effect; less (ii) any quantity of Gas that are the Buyer’s Excused Quantities for such Contractual Month.

5.6                                 Subject to Point 19.6, if the Buyer fails to comply with its obligations to take Gas from the Sellers in accordance with this Contract and such failure is not otherwise excused under this Contract, (a) the Sellers’ remedies will be limited solely to those described in this Article Five and no additional penalties will apply; (b) the Buyer shall not be responsible for any Consequential Damages (as defined in Point 19.6); and (c) the Sellers hereby waive any claim of indemnity that may arise from the Buyer’s failure to take the TOPQ of the Gas in accordance with this Article 5.

ARTICLE VI

DELIVER OR PAY

6.1                                 The Deliver or Pay Quantity is the amount of Gas scheduled by the Buyer for delivery in any Contractual Month that the Sellers must pay for if not delivered during such Contractual Month.

6.2                                 On any Day during the Term, the Sellers shall be excused from any obligation to deliver a quantity of Gas (“Sellers’ Excused Quantities”) equal to the sum of: (i) any quantities of Gas scheduled by the Buyer but not delivered by the Sellers due to Force Majeure affecting the Sellers, including without limitation any quantities of Gas that cannot be delivered for the reasons set forth in Point 12.2(d) whether or not Force Majeure was declared by the Sellers; plus (ii) any quantities of Gas scheduled by the Buyer but which the Buyer fails to take for any reason, other than quantities of Gas properly rejected by the Buyer or the Transporter at the Receiving Point for not satisfying the quality specifications; plus (iii) the amount, if any, by which the DCQ exceeds the quantity of natural gas scheduled by the Buyer for that Day; plus (iv) any quantities of Gas that the Sellers are not required to deliver due to Scheduled Maintenance in accordance with Point 4.3.

6.3                                 The DOPQ for any Contractual Month shall be equal to the sum for all of the Days in such Contractual Month of: (i) the DCQ; less (ii) the quantity of Gas actually delivered by the Sellers to the Buyer at the Receiving Point on each Day of such Contractual Month; less (iii) any quantities of Gas that are the Sellers’ Excused Quantities for each Day of such Contractual Month.

6.4                                 On any Day during the Term, if any Gas is tendered, for delivery at the Receiving Point that does not meet the Gas quality specifications and the Transporter or the Buyer rejects such Gas, then any such rejected Gas quantities shall be considered as quantities of Gas that were not delivered by the Sellers for such Day, and will not be considered as part of the Sellers’ Excused Quantities for such Day.

6.5                                 If in any Contractual Month the DOPQ for such Contractual Month is a non-zero positive quantity, then the Sellers may:

(i)                                     provided the Buyer can make use of the Gas at the Plant, deliver to the Buyer quantities of Gas up to 100% of the DOPQ (“DOP Make Up Gas”), in which case the Buyer shall not be obligated to make any payment to the Sellers in respect of such DOP Make Up Gas. The performance of this option shall not increase the corresponding TOPQ; or

(ii)                                  pay to the Buyer a Deliver-or-Pay charge equal to the product of: (x) the Gas Sale Price multiplied by (y) the DOPQ for such Contractual Month. Any such Deliver-or-Pay charge that is undisputed may be set-off against the invoice corresponding to the Gas consumption of the following month in which the Sellers incurred a DOP charge; provided, however, that if (i) the Buyer is not in breach of its payment obligations hereunder and (ii) there are not enough amounts invoiced by the Sellers so that such charges cannot be set-off against any such invoices for a period of ninety (90) days following the last day of the Contractual Month in which the DOP charge was incurred, then any such undisputed Deliver-or-Pay charge that remains unpaid after such ninety (90) day period, shall be paid by the Sellers to the Buyer within ten (10) Business Days as from the lapse of such 90-day period.

6.6                                 Subject to Point 19.6, if the Sellers fail to comply with their obligations to deliver Gas to the Buyer in accordance with this Contract and such failure is not otherwise excused under this Contract, (a) the Buyer’s remedies will be limited solely to those described in this Article Six and compensation of the Buyer by the Sellers for any additional transportation and/or distribution costs (if any) actually incurred by the Buyer as a result of such failure, and no additional penalties will apply; (b) the Sellers shall not be responsible for any Consequential Damages (as defined in Point 19.6); and (c) the Buyer hereby waives any claim of indemnity that may arise from the Sellers’ failure to deliver the DOPQ of the Gas in accordance with this Article Six.

6.7                                 The Sellers agree that, provided they are producing gas at the Camisea Reservoir and injecting it into the Transporter’s pipeline, they will be obligated to sell Gas hereunder to Buyer up to the MDCQ. In cases where the Sellers cannot make available to the Buyer, at the Receiving Point, the quantity of Gas nominated for each Day, up to the agreed MDCQ, due to Force Majeure or Emergency Events (as defined hereunder), the priority for available supplies of Gas shall be determined (a) if there is Applicable Law or binding legal direction of any Government Authority, according to such Applicable Law or such binding legal direction of the Government Authority; or (b) if there is no Applicable Law or binding legal direction of any Government Authority, on a pro-rata basis, considering the Gas quantities properly nominated for the relevant Day by Buyer pursuant to the Contract and by other buyers under all existing gas supply contracts from the Camisea Reservoir between Sellers and third parties. For the avoidance of doubt, nothing in this Section 6.7 shall affect nor increase or decrease the Sellers’ liabilities under Sections 6.1, 6.2, 6.3, 6.4, 6.5 and 6.6.

“Emergency Event”: means an emergency event, as defined in the Glossary of the Hydrocarbons Sector (“Glosario, Siglas y Abreviaturas del Subsector Hidrocarburos”), as approved by Supreme Decree No. 032-2002-EM, as amended by Supreme Decree No. 048-2009-EM, in each case as effective as of the date of this Agreement. For the avoidance of doubt, an Emergency Event does not include shortages of Gas that may arise (i) due to the Sellers’ over commitment to deliver Gas to other customers in excess of the amount of Gas they are capable of producing at the Camisea Reservoir and injecting into the Transporter’s pipeline (whether pursuant to gas supply agreements or otherwise) or (ii) due to the capacity of the Sellers to sell Gas at a higher or more favorable price than that established herein.

ARTICLE VII

NOMINATIONS

7.1                                 Subject to Point 3.5, the Buyer shall nominate the daily quantities of Gas by twelve o’clock (12 p.m.) on the Business Day immediately preceding the Day on which the Gas volumes shall be made available to it by the Sellers at the Receiving Point. The Sellers’ Coordinator shall confirm such quantities before 2 p.m. on the Business Day the Buyer nominates the daily quantities of Gas. This activity shall be done each and every Business Day from the Starting Date of Gas Supply. If the Buyer does not make such Nomination on a certain Business Day, this shall mean it is nominating the quantity nominated on the preceding Business Day or the last quantity the Buyer had nominated. If the Sellers’ Coordinator does not confirm the Nomination by the Buyer, it shall be understood as confirmed.

7.2                                 In those cases where the Sellers agree with the Transporter on an operational balance, they shall implement an account to inject Gas into the Transporter’s pipeline from which the Sellers may perform the delivery of Gas to the Buyer, following authorization of the Transporter. The Sellers’s Coordinator shall be responsible for securing authorization from the Transporter and coordinating with it.

7.3                                 In none of the Contractual Days shall the Sellers be obligated to deliver or the Buyer to take Gas volumes exceeding the MDCQ, unless the Parties agree otherwise.

ARTICLE VIII

RECEIVING POINT - TRANSFER OF OWNERSHIP, MEASUREMENTS.

8.1                                 The Gas shall be delivered by the Sellers to the Buyer at the Receiving Point.

8.2                                 The Sellers may modify the Receiving Point, subject to the consent of the Buyer, not to be unreasonably withheld and provided such modification shall not affect the supply of Gas to the Plant, including the quality standards set forth in Annex A and the ability to conduct accurate measurements in accordance with this Article Eight. Any costs caused by the change shall be borne by the Sellers and not by the Buyer.

8.3                                 Subject to Point 6.5, by 6:00 a.m. on the Day following the Day when the Nomination is made (or deemed made) by the Buyer in accordance with Point 7.1 and confirmed (or deemed confirmed) by the Sellers in accordance with Point 7.1, the Sellers shall make the quantity of Gas set forth in such Nomination available to the Buyer at the Receiving Point. The transfer of ownership and risk over the Gas shall pass from the Sellers to the Buyer once the Gas has been made available to the Buyer at the Receiving Point in accordance with the preceding sentence. The Buyer shall have exclusive ownership and control of the Gas once the Gas has been made available to the Buyer at the Receiving Point. The Buyer will be responsible for the Gas transportation from the Receiving Point to the Plant.

8.4                                 The Sellers shall maintain a register of the measurements and quantities of Gas delivered by the Sellers to Buyer at the Receiving Point which register will be used by the Sellers to prepare and issue the invoices in accordance with Article Eleven. Such measurement system shall be approved by the Transporter.

8.5                                 The quantity and heat contents of the supplied Gas shall be determined at the Receiving Point by using the Sellers’ Measuring Equipment, which the Sellers shall, or shall cause to, install, operate and maintain under their responsibility at the Receiving Point, duly equipped and operated as required by Applicable Law. Each Party has the right to inspect, verify and participate in the adjustments and audits of the Sellers’ Measuring Equipment, which shall be performed with reasonable frequency, prior notice and without unnecessarily interrupting or interfering with the Sellers’ activities related to this Contract.

8.6                                 The price, the quantities consumed, the billing and the DCQ, MDCQ, DOPQ and TOPQ shall be adjusted in energy units (MMBTU). The installed Sellers’ Measuring Equipment shall facilitate such calculation.

8.7                                 The Buyer shall install, operate and maintain under its responsibility and within the Plant the Measuring Equipment solely for the purposes of measuring the amount of Gas used to produce electricity for the Plant for the purposes of Annex B, Point 5. The Sellers have the right to inspect, verify and participate in the adjustments and audits of such Measuring Equipment, which shall be performed at reasonable frequency, with reasonable prior notice and without unnecessarily interrupting or interfering with the Buyer’s activities at the Plant.

ARTICLE IX

QUALITY

9.1                                 The Sellers shall deliver the Gas in accordance with the quality standards set forth in Annex A and shall maintain the quality of gas within the specifications set forth in Annex A.

9.2                                 In the event that the quality of Gas does not conform to the standards of Annex A, the Sellers’ Coordinator shall notify the Buyer as soon as reasonably possible that the Gas available for delivery does not meet the quality specifications of Annex A, providing details on the nature and magnitude of the difference, the reason for the failure to comply and the probable duration of such situation. Any amount of Gas that does not meet the specifications and is rejected by the Buyer or the Transporter in accordance with Point 6.4 shall be considered to have not been made available by the Sellers for the purposes of Article Six.

9.3                                 The Buyer will be deemed to have rejected the Gas that does not meet the specifications, in which case the remedies of the Buyer will be determined in accordance with Article Six and Point 13.2, unless the Buyer at any time notifies the Sellers that the Buyer accepts the total or partial delivery of such Gas, in which case the Sellers shall deliver the Gas only after receipt of Buyer’s acceptance. If the Buyer accepts the Gas that does not meet the specifications, unless such Gas is rejected by the Transporter in accordance with Point 6.4, the Buyer will not have right to make any future claim with respect to such Gas and the provisions of Article Six with respect to non-conforming Gas will not apply. The Buyer’s partial or total acceptance of non-conforming Gas at any time shall not be construed to limit its ability to reject any non-conforming Gas that may be delivered by the Sellers at any future time.

ARTICLE X

PRICE - TAXES

10.1                           The Gas Sale Price shall be determined according to the conditions stated in Annex B. For the purposes of Point 5 of Annex B, the YUP will be determined in accordance with its definition. Neither the Buyer nor the Sellers will undertake any activities or roles in an effort to lobby the Government Authorities to alter the Gas Sale Price agreed in this Contract.

10.2                           The Gas Sale Price shall not include any indirect consumption tax that may be applicable to the transference of Gas and which by Applicable Law must be shifted by the Sellers to the Buyer, such as Impuesto General a las Ventas, Impuesto de Promoción Municipal, Impuesto Selectivo al Consumo, and any other tax of similar nature, which shall be added to the pertinent invoicing.

10.3        With respect to taxes, it is further agreed by the Parties that:

(a)                            the Sellers shall be liable for all taxes, rates, encumbrances, contributions, royalties and other tax costs, present and future, which shall be applicable to and/or originated with respect to the Gas prior to the Receiving Point, including all taxes specific to the activities of producing and/or selling the Gas, except for any indirect consumption tax that may be applicable to the transference of Gas and which by Applicable Law must be shifted by the Sellers to the Buyer, such as Impuesto General a las Ventas, Impuesto de Promoción Municipal, Impuesto Selectivo al Consumo, and any other of similar nature; and

(b)                            the Buyer shall be liable for all taxes, rates, encumbrances, contributions, royalties and other tax costs, present and future, which shall be applicable and/or originated with respect to the Gas at and after the Receiving Point, including all taxes specific to the activities of manufacturing and selling of nitrogen fertilizers, and/or buying of Gas. For the avoidance of doubt, the Buyer will not be responsible for the income tax resulting from the Sellers’ sale of Gas to the Buyer or the royalties on natural gas production.

ARTICLE XI

INVOICING AND PAYMENT

11.1        The quantities of Gas acquired by the Buyer shall be measured by the heat content (BTU), referring to the Higher Calorific Value, and then invoiced in Dollars. The invoice shall be issued on the basis of measurements made at the Receiving Point by the Sellers’ Measuring Equipment, and shall be certified by the Transporter.

11.2        The Sellers shall provide monthly invoices to the Buyer, all amounts in Dollars, due and owing under this Contract for each Contractual Month. Within ten (10) Days immediately after the last Day in each Contractual Month, the Sellers shall bill the Buyer for the quantities of Gas delivered in such month specifying the quantity corresponding to the TOPQ, if applicable, also taking into account the provisions of Article Five and Article Six. The Buyer shall pay each such monthly invoice in Dollars on or before the Day that is ten (10) Days after Buyer’s receipt of each invoice. If the due date falls on a Saturday, the payment shall be made on the preceding Business Day. If the due date falls on a Sunday or non-working holiday, the payment shall be made by the following Business Day.

With respect to any amounts due from the Sellers to the Buyer, the Buyer may invoice the Sellers in Dollars, monthly, and the Sellers shall pay in Dollars on or before the last Day of the ten (10) Days after Sellers’ receipt of each invoice or set off the undisputed amounts due against any amount due from Buyer to Sellers under this Contract. If the Sellers have to pay any amount to the Buyer, if the due date falls on a Saturday, the payment shall be made on the preceding Business Day. If the due date falls on a Sunday or a non-working holiday, the payment shall be made by the following Business Day.

11.3        Invoices issued by the Sellers shall include the Gas supplies made during the pertinent period, detailing the volumes of Gas, the heat contents, the unit price, discounts and the total amount. Should the Buyer require additional information with respect to the billing and/or measurement, such information shall be provided by the Sellers within ten (10) Business Days after submission of such request.

11.4        All payments or amounts to be made or discharged hereunder in cash, shall be made in immediately available, unencumbered and freely transferable US Dollars funds, made not later than 12:00 pm (noon) City of Lima time on the Day in question to the nominated account.

Without prejudice of the foregoing, and without limiting obligations to discharge and settle in US Dollars hereunder, the Parties undertake, in the event of any foreign exchange restriction or prohibition in Peru being in effect which restricts the ability to perform US Dollar denominated payment obligations, that the paying Party shall (x) utilize and implement every available lawful mechanism in Peru (but solely to the extent it is commercially reasonable to do so) for the acquisition of US Dollars in any local or international exchange market and (y) if there are no available lawful mechanisms in Peru, or it is not commercially reasonable to implement them, each Seller hereby agrees that the Buyer shall be required to make any and all US Dollar denominated payments hereunder to such Seller at an account or address outside Peru; provided that, in each case, no default of the provisions of this Agreement shall be deemed to have occurred due to any delay in payment of the amounts due while the paying Party is fulfilling, complying or following any of the lawful mechanisms available in Peru for the acquisition of US Dollars. All costs including any taxes, relating to any transaction related to this clause shall be borne by the paying Party.

In case of any failure by a Party to make a timely payment of any amount owed to the other Party under this Contract (the “Defaulted Amount”), such amounts shall accrue interest for the period of time (the “Defaulting Period”) beginning on the Day immediately following the due date (the “Rate Fixing- Date”) under this Contract and continuing until the date such amounts are paid, without the need of a judicial or extrajudicial demand. The interest owed on any such amounts shall accrue at an annual percentage rate equal to Default Interest Rate. In case of failure by the Buyer to pay the undisputed portion of any three (3) monthly invoices outstanding at any one time, the Sellers shall be able to interrupt the supply of Gas upon ten (10) Business Days’ notice until such time as the Buyer has cured such failure.

11.5        In case of any disputes with respect to any of the invoices submitted in accordance with this Article 11, the Buyer shall pay the undisputed sum within ten (10) Days of receipt of such invoice and may file a written claim to the Sellers with respect to the disputed portion of such invoice.

11.6        If, within ten (10) Days after the due date with respect to any invoice, the Buyer has not filed any written claim in accordance with Point 11.5, the Buyer shall fully pay the disputed amount without prejudice to the exercising of its right to file a claim at a later date.

11.7        In the event the Buyer has filed a written claim with respect to any invoice which has been accepted by the Sellers in writing, invoicing differences shall be applied to the invoice of the following Contractual Month.

11.8        If, as a result of a written claim with respect to any invoice, the Parties are not able to reach an agreement with respect to the disputed amount, they may submit the Dispute to arbitration as provided for in Article Fourteen.

11.9        If the award settling any Dispute initiated in accordance with Point 11.8 is unfavorable to the Buyer, it shall pay the amount claimed and unpaid, plus the default interest established pursuant to Point 11.4, taking into account the application of the Default Interest Rate as from the due date on which the claimed amount was to be paid. Otherwise, the Sellers shall reimburse the Buyer for any amount paid which claim is favorable to the Buyer, adding thereto the Default Interest Rate calculated as from the date on which the Buyer made such payment in favor of the Sellers.

11.10      An account statement or invoice may only be questioned within a term of twelve (12) Contractual Months following their receipt. The Buyer shall notify the Sellers of a mistake made and request the pertinent correction. If a term of twelve (12) Contractual Months following the receipt of notice has elapsed, an invoice or account statement shall be considered correct, final and acceptable for both Parties, except for the items, as applicable, which have been objected to in accordance with the foregoing.

ARTICLE XII

FORCE MAJEURE

12.1        None of the Parties shall be responsible for non-compliance or for partial, late or defective compliance with an obligation during the time such Party is affected by a Force Majeure event, provided such Party has provided evidence that such cause impeded its due compliance.

12.2        For the purposes hereof, Force Majeure shall include events beyond the reasonable control of a Party and which cannot be avoided by due diligence and reasonable care of such Party, including (but not limited to), among others:

(a)                                 Any act of external war (whether declared or not), invasion, armed conflict, roadblocks, embargo, revolution, riots, insurrection, civil commotion or acts of terrorism or threat thereof, civil disturbance, sanction or any other restriction on the export of goods.

(b)                                 Any workers’ strike (whether declared or not, legal or not) affecting the Parties hereto.

(c)                                  Any earthquake, flood, storm, hurricane, tornado, thunderstorm, fire, explosion, extreme weather or similar event, provided it directly affects the Sellers’ or the Buyer’s facilities, in whole or in part.

(d)                                 A Force Majeure event declared by the Transporter or the technical impossibility by the Transporter to carry the Gas (including any interruption, curtailment or cessation of transportation, but excluding any maintenance works in respect of the Transporter in excess of the periods contemplated by Article 4), which may include the transportation system of Gas or natural gas liquids by pipeline, and/or the facilities of the Distribution Company by the pipeline network in the Department of Ica, if applicable, as from the moment it occurs, provided it prevents the Buyer from receiving the agreed TOPQ or prevents the Sellers from complying with their commitment to supply the Gas as per this Contract, as applicable.

(e)                                  In the case of the Sellers, the loss, serious damage or the inoperability of the processing plants of Las Malvinas and/or Pisco, including the freezing or rupture of the pipelines and auxiliary facilities related to the transportation of unprocessed Gas from the Camisea Reservoir to Las Malvinas plant.

(f)                                   In the case of the Sellers, damage or destruction of the Camisea Reservoir (including (i) inexistence, loss or failure of gas reserves and (ii) depletion or lack of economically recoverable Gas and natural liquids in the Camisea Reservoir, in each case, as a consequence of such damage or destruction) due to events beyond the reasonable control of the Sellers (provided that, it shall not be a Force Majeure event if it results from the Sellers’ commitments to sell Gas beyond the gas reserves existing at the time of each sale, as they were described in the most recent certification of such reserves made by a recognized independent international petroleum engineering firm in accordance with standard industry practices at the time of relevant sale).

(g)                                    The loss, serious accidental damage or inoperability of the Plant or inability of any of its facilities (including port facilities, whether or not owned by the Buyer) to receive the Gas, store or dispatch the products of the Plant.

(h)                                 Failure to obtain Government Authorizations and/or private authorizations (excluding the invalidity, refusal or expiration of any approval or permit from any Government Authority or the impossibility of obtaining them, to the extent the affected Party may request and obtain, maintain or execute, or was able to reasonably request, obtain, maintain or execute such approval or permit, or in the event of failure to act by the affected Party, failure to observe the terms and conditions of any existing approval or authorization, or any other legal requirement).

(i)                                     The acts or failures to act of any Government Authority, the effect of which would prevent, delay or make unlawful or commercially uneconomic Sellers’ or Buyer’s performance hereunder, or would require the Sellers or the Buyer, in order to comply with said act, to take measures which are commercially unreasonable in the circumstances.

12.3        For the avoidance of doubt, Force Majeure events shall not include:

(a)                                 The breakdown or failure of equipment caused by normal wear and tear, lack of adequate maintenance of the equipment or spare parts.

(b)                                 The unavailability or lack of funds.

(c)                                  The capacity of the Sellers to sell Gas at a higher or more favorable price than that established herein, or the capacity of the Buyer to acquire the Gas at a lesser or more favorable price than that established herein.

12.4        A Force Majeure event shall not relieve the Parties from the duty of compliance with any of their duties not partially or totally affected by such events. In such case, the affected duties shall be suspended for the entire time the Force Majeure event lasts and the term of this Contract shall be extended, if the Parties so agree and if possible, for a period equal to the event giving rise to such suspension.

12.5        The Party invoking a Force Majeure event shall inform the other Party regarding the facts constituting such Force Majeure event within forty-eight (48) hours following its occurrence, providing details of the event and stating the obligations the execution of which is or will be impeded, delayed or prevented, and (both in the original notice and any additional notices) indicating: (i) an estimate in good faith of the likely duration of the event of Force Majeure and the period during which its performance may be suspended or diminished, including, to the extent that it may be communicated or established, the estimated scope of such diminishment in performance; and (ii) the details of the schedule to be implemented and any other corrective measure already taken to assure the total resumption of the normal performance established herein. Delivery of such notice by the Sellers, through the Sellers’ Coordinator, shall constitute a declaration by the Sellers that they are entitled and authorized to make such determination and issue said declaration. In order to resume the normal performance of this Contract as soon as possible, the affected Party shall adopt all reasonable commercial measures according to the circumstances and for the purposes thereof, taking into account the consequences arising from such event of Force Majeure for the affected Party. Before the resumption of normal performance, the Parties shall continue complying with their obligations as established herein to the extent that these are not exempted or prevented by said event of Force Majeure. The failure by an affected Party to submit a notice of a Force Majeure event in accordance with this Point 12.5 will not prevent such Party from claiming the Force Majeure event, unless the other Party can show that it was materially prejudiced and suffered actual damages as a result of such failure.

12.6        If (i) an event of Force Majeure prevents a Party declaring a Force Majeure (an “Affected Party”) from supplying (in the case of the Sellers) or receiving (in the case of the Buyer) of any amount of Gas provided herein for an uninterrupted period of more than twelve (12) Contractual Months and (ii) there is no reasonable prospect that such supply or receipt (as the case may be) be resumed, the unaffected Party shall be entitled, though not obliged, to terminate this Contract after ninety (90) Days as from the receipt of such notice at any moment following the expiration of such period of twelve (12) Contractual Months. Any valid termination shall not result in any liability for the unaffected Party. For the avoidance of doubt, the Affected Party shall not be entitled to terminate this Contract under this Point 12.6.

12.7        In the event that one of the Parties is not in agreement with the qualification of the event as a Force Majeure event, such party shall initiate the procedure for settling Disputes in accordance with Article Fourteen, within fifteen (15) Business Days from the notice of the event issued by the Party invoking it. Once such period elapses without any objections having been raised by the Party notified of the event and provided that Point 12.5 has been complied with, it shall be understood that such Party has accepted the event as such, unless facts or circumstances discovered by such Party after said period clearly demonstrate that the event does not constitute a Force Majeure event.

12.8        Once the claimed and accepted Force Majeure cases are settled, the Parties shall recommence full compliance with their contractual duties with reasonable promptness, and none of the Parties shall have the right to request any services or claim indemnities for the period of inactivity.

12.9        No Force Majeure event can be claimed in order to justify the default on payment of sums of money.

ARTICLE XIII

TERMINATION OF THIS CONTRACT

13.1        The Sellers may terminate this Contract if the Buyer is in default on the payment of the undisputed portion of any three (3) monthly invoices concurrently outstanding, which default is not cured within a period of three (3) months of receipt by the Buyer of the Fixed Date Notice from the Sellers notifying the Buyer of such default.

13.2        If the Sellers fail to comply with their obligation to deliver Gas or pay any undisputed portion of the DOPQ charge due to causes other than a Force Majeure event or Scheduled Maintenance for ninety (90) (consecutive or non-consecutive) Days within a period of one (1) year, the Buyer may terminate this Contract following a Fixed Date Notice to the Sellers and this Contract shall be terminated if the default is not fully cured by either delivery of the missing quantities of Gas or by payment of the appropriate undisputed DOPQ charge in accordance with Article 6 within a period of fifteen (15) Days after receipt by the Sellers of such Fixed Date Notice.

13.3        The Sellers or the Buyer may terminate this Contract, pursuant to article 1430 of the Peruvian Civil Code, in the event the authorizations for the installation of the Plant granted by the applicable Government Authority to the Buyer is rendered null and void through an administrative act of the highest instance. In such case, termination of this Contract shall not result in a claim by the Buyer or the Sellers for any indemnity and/or payments agreed on by them.

13.4        The Sellers may terminate this Contract in case the Buyer (i) is dissolved (by a process other than consolidation or merger); or (ii) has initiated (or other person has initiated against it) a process seeking a declaration of insolvency or bankruptcy under the provisions of the Bankruptcy System Act, Act 27809, as amended, and such proceeding results in a declaration of insolvency or bankruptcy; or (iii) makes a general assignment, arrangement or settlement with or for the benefit of its creditors without the consent of the Sellers; or (iv) pursues or is subject to the appointment of an administrator, temporary liquidator, custodian, receiver, trustee, depositary or similar officer for itself or for the entirety of its assets.

13.4.1      The Buyer may terminate this Contract, pursuant to what is established in article 1430 of the Peruvian Civil Code, in case the License is terminated.

13.5        The Sellers shall have the following termination rights in respect of the Buyer’s failure to achieve certain Buyer Milestones:

(a)                                      The Sellers shall be entitled to terminate this Contract upon thirty (30) days’ notice to the Buyer unless the Buyer shall have cured such failure within such thirty (30) day period, in the event that (i) the Buyer has not obtained requisite internal approval to commence a FEED study in respect of the Plant on or before March 1, 2009 (as certified in writing by the Buyer to the Sellers) and (ii) Buyer has not provided a workaround plan that maintains the proposed schedule for completion of the Plant (such workaround plan to be certified as reasonable by an independent Engineer); provided, however, that if a workaround plan is provided as set forth in item (ii), the action referred to in item (i) shall be postponed for the period of time set forth in such workaround plan, which shall not exceed one hundred and eighty (180) days as from the date set forth in item (i);

(b)                                      The Sellers shall be entitled to terminate this Contract upon thirty (30) days’ notice to the Buyer unless the Buyer shall have cured such failure within such thirty (30) day period, in the event that (i) the Buyer has not engaged a third party contractor to prepare a FEED Study in respect of the Plant on or before April 1, 2009 (as certified in writing by the Buyer to the Sellers) and (ii) the Buyer has not provided a workaround plan that maintains the proposed schedule for completion of the Plant (such workaround plan to be certified as reasonable by an Independent Engineer); provided, however, that if a workaround plan is provided as set forth in item (ii), the action referred to in item (i) shall be postponed for the period of time set forth in such workaround plan, which shall not exceed one hundred and eighty (180) days as from the date set forth in item (i);

(c)                                       The Sellers shall be entitled to terminate this Contract upon thirty (30) days’ notice to the Buyer unless the Buyer shall have cured such failure within such thirty (30) day period, in the event that (i) on or before March 16, 2010 the Buyer has not submitted an environmental assessment and detailed environmental work to the Governmental Authorities in respect of the Plant (as certified in writing by the Buyer to the Sellers) and (ii) the

Buyer has not provided a workaround plan that maintains the proposed schedule for completion of the Plant (such workaround plan to be certified as reasonable by an independent Engineer); provided, however, that if a workaround plan is provided as set forth in item (ii), the action referred to in item (i) shall be postponed for the period of time set forth in such workaround plan, which shall not exceed one hundred and eighty (180) days as from the date set forth in item (i);

(d)                                      The Sellers shall be entitled to terminate this Contract upon thirty (30) days’ notice to the Buyer unless the Buyer shall have cured such failure within such thirty (30) day period, in the event that (i) the FEED Study contemplated by clause (b) above has not been completed on or before May 1, 2010 (as certified in writing by the Buyer to the Sellers) and (ii) the Buyer has not provided a workaround plan that maintains the proposed schedule for completion of the Plant (such workaround plan to be certified as reasonable by an Independent Engineer); provided, however, that if a workaround plan is provided as set forth in item (ii), the action referred to in item (i) shall be postponed for the period of time set forth in such workaround plan, which shall not exceed one hundred and eighty (180) days as from the date set forth in item (i);

(e)                                       The Sellers shall be entitled to terminate this Contract upon thirty (30) days’ notice to the Buyer unless the Buyer shall have cured such failure within such thirty (30) day period, in the event that (i) the Buyer has not entered into the EPC Contract and commenced detailed engineering work on or before July 1, 2010 (as certified in writing by the Buyer to the Sellers) and (ii) the Buyer has not provided a workaround plan that maintains the proposed schedule for completion of the Plant (such workaround plan to be certified as reasonable by an Independent Engineer); provided, however, that if a workaround plan is provided as set forth in item (ii), the action referred to in item (i) shall be postponed for the period of time set forth in such workaround plan, which shall not exceed one hundred and eighty (180) days as from the date set forth in item (i); and

(f)                                        In the event that, on any Trigger Date, the Operational Period Effective Date has not occurred and the Commercial Operation Date has not occurred, the Sellers shall be entitled to terminate this Contract upon thirty (30) Days’ notice to the Buyer, provided, however, that for a Trigger Date that occurs not later than ninety-six (96) months after the Date of Execution, the Buyer shall be entitled to avoid termination in that case if, during such thirty (30) day period, the Buyer makes a payment (any such payment, a “Cure Payment”) in an amount equal to the Applicable Cure Payment (such Cure Payment to be applied as a prepayment of the Buyer’s obligations under this Contract following the Operational Period Effective Date or as a non-refundable security deposit in the event the Operational Period Effective Date never occurs). For the avoidance of doubt, in the event Buyer has previously made a Cure Payment, this clause (e) shall not be applicable (and Sellers shall not be entitled to attempt to terminate this Contract in accordance with this clause (f)) until the next Trigger Date to occur after such Cure Payment is made.

ARTICLE XIV

GOVERNING LAW - SETTLEMENT OF DISPUTES

14.1        This Contract shall be governed by and construed in accordance with the laws of the Republic of Peru.

14.2        Any dispute, controversy or claim arising out of, relating to or in connection with this Contract (“Dispute”), including any question regarding its existence, validity or termination, or regarding a material breach thereof which cannot be resolved by good faith discussions between the Parties within 60 (sixty) days (or such longer period as may be agreed by the claimant Party) shall be referred to, and shall be finally settled by the Court of Arbitration of the International Chamber of Commerce (the “ICC”) in accordance with the Rules of Arbitration of the International Chamber of Commerce then in effect (“ICC Rules”).

The place of arbitration shall be New York City, New York, U.S.A., the arbitration language shall be the English language, and any arbitral award shall be deemed to have been made in New York City, New York, U.S.A. The arbitration tribunal shall consist of three (3) independent arbitrators, with one arbitrator to be appointed by the Sellers, another arbitrator to be appointed by the Buyer, and a third arbitrator, to be appointed by the two appointed arbitrators, who shall head the arbitration panel. Except as otherwise provided herein, the appointment of arbitrators shall be performed in accordance with the ICC Rules. The decision of the arbitration panel shall include a statement of reasons for such decision, and the award shall be final and binding on the Parties.

14.3        Each of the Parties hereby irrevocably and unconditionally waives any right to immunity regarding itself and its property and agrees not to claim or have any immunity with respect to the issues provided herein, or in any arbitration, trial or action hereunder, whether initiated as provided for by law or in any other manner, which it may have or may acquire in the future, including the rights provided for in the doctrine of the sovereign immunity of the state, immunity before legal proceedings (including notices of procedural acts or judicial notices, pre-judgment attachment before the award, or attachment supporting the execution), immunity from jurisdiction or decision issued by any arbitration court (including any questioning or complaint of forum non conveniens), and the immunity against the demand or execution of any award, judgment or any other remedy.

14.4        The Parties have undertaken to resolve all Disputes promptly and efficiently. Consequently, if two (2) or more Disputes arise between the same Parties, any of such Disputes may be submitted to a single arbitration proceeding or be contained in a single arbitration proceeding. If one (1) or more arbitration proceedings is already pending between the same Parties with respect to a Dispute, then any of the Parties may request that a new Dispute be consolidated into any prior arbitration. If more than one (1) arbitration is pending between the same Parties, then the Parties to the Dispute shall designate, within twenty (20) days following the request to consolidate a new Dispute, one (1) of the pending arbitrations into which the new Dispute shall be consolidated. If the arbitration Parties are not able to choose the arbitration within a term of twenty (20) days, the ICC shall designate the proper arbitration within twenty (20) days from the written request by any of the Parties. The new Dispute will be consolidated, provided the arbitration court in charge of the selected arbitration finds that: (i) the new Dispute has findings of fact or conclusions of law common to the pending arbitration; (ii) none of the Parties shall be wrongfully harmed; and (iii) the consolidation under these circumstances shall not unreasonably delay the pending arbitration. Any order for consolidation issued by the arbitration court shall be final and conclusive for the Parties. The Parties hereby waive their right to receive counsel for appeal or seek the interpretation, review or annulment of such order for accumulation in accordance with ICC Rules or before any other court. The arbitration court in charge of the arbitration into which the new Dispute is consolidated shall serve as the arbitration court for the consolidated arbitration. The Parties agree that if an order for consolidation is issued, they shall immediately dismiss any arbitration started as provided for herein which purpose has been consolidated into other arbitration proceeding.

ARTICLE XV

GUARANTEE

15.1        At all times after the Starting Date of Gas Supply, the Buyer shall be required to comply with any one of the following conditions, in the Buyer’s sole discretion:

(a)                                      Risk Rating: Maintenance of a credit rating (the “Required Rating”) as follows: (i) for its unsecured long-term senior debt obligations, not lower than “BB” or its equivalent (international rating scale) granted by Standard & Poor’s, Moody’s Investors Service, Inc., Fitch Ratings or any other recognized international rating agency or (ii) for common shares, not lower than “Ba-2” or its equivalent (international rating scale), granted by an international rating agency; or (iii) for long-term unsecured senior debt obligations, not lower than “AA-” (local scale), granted by Apoyo y Asociados Internacionales S.A.C., Pacific Credit Rating, Equilibrium or any other recognized local rating agency; or (iv) for common shares, not lower than “A-1” (local scale), granted by a local rating agency; or, if the Buyer does not have the Required Rating or fails to maintain the Required Rating, but the Parent Company of Buyer does have the Required Rating, the Parent Company of Buyer may provide to the Sellers a guarantee of the Buyer’s obligations under this Contract in form and substance satisfactory to the Sellers, as informed by Sellers’ Coordinator.

(b)                                      Letter of Credit: The Buyer shall give to the Sellers a bank letter of credit (LC) (satisfactory to the Sellers’) to guarantee the Buyer’s obligations hereunder, or any liability related to the payment of invoices for the supply of Gas issued according to this Contract, including interest, issued by JPMorgan Chase Bank, or any other institution satisfactory to the Sellers that maintains the credit rating set forth in the last sentence of this clause (b); provided that, the Buyer shall, if it selects this option initially, deliver such LC to the Sellers not later than thirty (30) Days prior to the Starting Date of Gas Supply. This letter of credit can be either a standby LC or a documentary LC, and will be irrevocable and unconditional without requirement of demand (sin beneficio de excusión) and with automatic extension, for an amount that corresponds to twenty-five per cent (25%) of the MDCQ applied for a period of twelve (12) months. The LC shall be in force for a period of not less than one hundred eighty (180) Days as of the moment of delivery to the Sellers, and shall be automatically renewed thirty (30) Days prior to its termination. The issuer bank shall maintain a credit rating not lower than “A-” (international scale), granted by an international credit risk agency (Standard & Poor’s, Moody’s or Fitch Rating), or a credit rating not lower than “A” (local scale), granted by a Peruvian risk rating agency (Apoyo y Asociados Internacionales S.A.C., Pacific Credit rating or Equilibrium), provided that the Buyer shall have the right to replace the LC in accordance with clause (d) below if the issuing bank fails to maintain such rating.

(c)                                  Pre-Payment: The Buyer shall make an advance payment for an amount corresponding to the MDCQ applied to sixty (60) Days, such payment to be deposited in an interest bearing escrow account that can be drawn on by the Sellers in the event of non-payment by the Buyer hereunder; provided that, the Buyer shall, if it selects this option initially, make such prepayment not later than fifteen (15) Days prior to the Starting Date of Gas Supply.

(d)                                 Buyer’s Discretion: The Buyer is entitled to choose any option outlined in Point (a), (b) or (c) above in its sole discretion at any time. The Buyer is entitled to replace an option adopted pursuant to the foregoing with any other option referred to in this Article at any time. If the first option was adopted and at any time the Required Rating is lost, Buyer must adopt another option within fifteen (15) Days.

ARTICLE XVI

ASSIGNMENTS

16.1         Except as otherwise provided in this Article 16, neither Party shall assign its rights, obligations and/or its position with respect to this Contract, in whole or in part, without the prior written consent of the other Party, unless (i) such assignment is carried out in favor of an assigning Party’s Affiliate and the Assigning Party remains liable for all obligations relating to the assigned interest or, (ii) in the case of the Sellers, in favor of another Seller or of a company which owns a Participating Interest in the License (each, the “Assignee”): provided that, after giving effect to such assignment, the Assignee is capable, in all material respects, of performing its obligations under this Contract.

16.2         The Buyer contemplates obtaining debt financing (in the form of loans, bonds, notes, letters of credit or other indebtedness) to be secured by a collateral assignment of all or a portion of the Plant and its rights under this Contract (each, a “Financing”). Any such collateral assignment shall be permitted hereunder without the consent of any Seller, and in the event the Buyer applies for or obtains any Financing (or any refinancing thereof), the Sellers shall, notwithstanding the existence of any claim, dispute or litigation between the parties hereto, promptly execute (a) a consent and agreement in substantially the form attached hereto as Annex D (a “Financing Consent”) with such changes as are reasonably satisfactory to the Sellers and Buyer and the lenders or other holders of debt under such Financing (collectively, the “Lenders”), including any additional reasonable terms or provisions negotiated in good faith among the parties and the Lenders, (b) one or more opinions of counsel to any Lender regarding the enforceability of the Sellers’ obligations under this Contract and such other matters reasonably requested by such Lender negotiated in good faith among the parties and the Lenders, and (c) any other reasonable document negotiated in good faith among the parties and the Lenders requested to enable the Buyer to finance the construction of the Plant (including a consent to a pledge of the equity interests in the Buyer); provided, however, that (a) with respect to any confidential information received from the Sellers, such Lenders are subject to confidentiality obligations consistent with international standards and practices for lenders in similar transactions, and (b) subject to this Point 16.2, a Party shall not be required to execute and deliver any documents and/or certificates that would materially alter that Party’s rights and obligations under this Agreement. The Buyer agrees to pay promptly on demand all reasonable expenses and taxes incurred by the Sellers in connection with the actions contemplated in this Point 16.2.

16.3         Any Seller may assign all or any part of its credit rights to amounts of money receivable by said Seller as a result of the signing, implementation and fulfillment of this Contract in favor of its lenders. Any such collateral assignment shall be permitted hereunder without the consent of the Buyer, and in the event such Seller applies for or obtains any financing (or any refinancing thereof), the Buyer shall, notwithstanding the existence of any claim, dispute or litigation between the parties hereto, promptly execute (a) a consent and agreement in substantially the form of the Financing Consent with such changes as are reasonably satisfactory to the Sellers and Buyer and the lenders or other holders of debt under such financing, including any additional reasonable terms or provisions negotiated in good faith among the parties and the lenders, (b) one or more opinions of counsel to any lender regarding the enforceability of the Buyer’s obligations under this Contract and such other matters reasonably requested by such lender negotiated in good faith among the parties and the lenders, and (c) any other reasonable document negotiated in good faith among the parties and the lenders requested to enable the Sellers to assign their credit rights (including a consent to a pledge of the equity interests in the Sellers); provided, however, that (a) with respect to any confidential information received from the Buyer, such lenders are subject to confidentiality obligations consistent with international standards and practices for lenders in similar transactions, and (b) subject to this Point 16.3, a Party shall not be required to execute and deliver any documents and/or certificates that would materially alter that Party’s rights and obligations under this Agreement. The Sellers agree to pay promptly on demand all reasonable expenses and taxes incurred by the Buyer in connection with the actions contemplated in this Point 16.3.

16.4         The Buyer’s parent company may sell, assign or pledge equity interests in the Buyer to third party investors, including selling part or all of its interests in the Buyer, together with the Petrochemical Plant, to any third party subject to the Sellers’ prior written approval, which shall not be unreasonably withheld, conditioned or delayed. In determining whether or not to provide such approval, the Sellers shall consider the ability (both financially and operationally) of the Buyer to perform its obligations under this Contract.

16.5         Pursuant to Section 1435, Paragraph 3 of the Civil Code, the assignments expressly approved in advance in the preceding points shall have full force and effect from the date on which the assignment contract has been notified through a Fixed Date Notice forwarded to the Sellers or to the Buyer, as applicable (“Notice of Assignment”).

16.6         The Parties may hire services from third parties for the administration of the rights and obligations assumed, being able to assign operating and/or administrative activities, serving notice of their decision to the other Party. In this case, the Party hiring such services from third parties shall be responsible for the actions carried out by such third parties as if they were its own acts.

ARTICLE XVII

ADDRESS FOR SERVICE OF NOTICES

17.1         All notices or correspondence (including the invoices related to this Contract, which shall be in Spanish language as established by the Applicable Law, with duplicates in English) from one Party to the other shall be carried out in writing and with acknowledgement of receipt (forwarded personally or by courier) and shall be submitted to the following addresses or the address that the Party requests through a notice, or sent by fax or e mail, addressed to the person(s) indicated below or to any other person(s) that the other Party requests through a notice. Any notice or communication forwarded by one Party to the other pursuant to the foregoing shall be considered received by the other Party, if it is forwarded personally or by means of a courier, on the date on which it is delivered to the address of such Party, or if sent by fax or e mail, on the Business Day immediately following the date on which it was sent to the address of that Party, as follows:

(a)                                  Sellers’ address:

PLUSPETROL

Av. República de Panamá 3055

San Isidro, Lima, Perú

Fax: 511 411 7117

Attention:                                         Sergio Eduardo CAVALLIN

scavallin@pluspetrol.net

Commercial Manager

Cc: Guillermo Carlos Schinelli

Buenos Aires, Argentina

Fax: 5411 4340 2310

HUNT

Av. V.A. Belaúnde 147, Vía Principal 140

Torre Real Seis, Of. 503

San Isidro- Lima, Perú

To the attention of:

Mr Carlos del Solar

cdelsolar@huntoil.com

Fax: (511) 707-4199

SK

Calle Amador Merino Reyna N° 267, Of 702

Edificio “Parque Plaza”

San Isidro, Lima 27 - Perú

To the attention of:

General Manager

camisea@skenergy.com

(511) 421 3783

SONATRACH

Av. V.A. Belaunde 147, Vía Principal 110

Torre Real Cinco

San Isidro- Lima, Perú

To the attention of:

Mr Mahtali Ketfi

mahtali.ketfi@sonatrach.com.pe

(511) 221 4774

TECPETROL

C.M. Della Parlera 299,Piso 20 C1001ADA

Buenos Aires, Argentina

To the attention of:

Mr. German Crivelli

german.crivelli@tecpetrol.com

(5411) 4018 5812

REPSOL

Av. V.A. Belaunde 147, Vía Principal 140

San Isidro- Lima, Perú

To the attention of:

Mr. Evandro Correa

enacul@repsolypf.com

(5411) 421 7757

(b)                              Buyer’s address:

Av. De La Floresta 497, Piso 5

San Borja, Lima, Perú

To the attention of:

Mr. Lynn F. White

lynnwhite@cfindustries.com

(847) 405-2531

cc: Mr. Douglas C. Barnard

17.2         Either Party may change its address, serving notice of this change to the other as established in Point 17.1. This new address shall be valid as from the date on which the change of address is notified.

17.3         The communications forwarded to the Sellers at the address indicated in Point 17.1(a) shall be considered submitted to each company that is a Seller. Likewise, the communications forwarded to the Buyer by the Sellers Coordinator shall be considered as submitted by all the Sellers, unless any of them decides to individually submit a claim, which shall be considered to be carried out up to the limits of its Participating Interest.

ARTICLE XVIII

OBLIGATIONS AND RESPONSIBILITIES OF THE SELLERS. COORDINATION.

18.1         All the liabilities of the Sellers under this Contract, in its various Articles, Points and Annexes, shall be several but not joint, up to their respective Participating Interest in the License (as they are detailed in the Recitals hereto). Accordingly, the responsibility for damages, losses, claims for failure to comply with the obligations set forth or any other hereunder shall be assumed by each of the Sellers according to their Participating Interest. In the same manner, the Sellers rights set forth in this Contract will be exercised by each of the Sellers in accordance with their respective Participating Interests, except otherwise stated herein.

18.2         Pluspetrol shall act as Sellers’ Coordinator in relation to the operational aspects related to this Contract.

ARTICLE XIX

MISCELLANEOUS PROVISION

19.1         The official language of this Contract will be Spanish. However, any communication under or in connection with this Contract shall be in the English language or, if in any other language, accompanied by a translation into English. In the event of any conflict between the English text and the text in any other language corresponding to those communications, the English text shall prevail.

19.2         No amendment, modification or addition to this Contract shall be valid or binding between the Parties, unless otherwise agreed to in writing by all of the Parties.

19.3         Interpretation:

(a)                                  References in this Contract to Articles, Points and Annexes are made to the Articles, Points and Annexes of this Contract, unless otherwise stated. The headings are only given for purposes of convenience, and shall not be used for interpretation of this Contract.

(b)                                 The words “includes” or “including” shall be construed as “includes without limitation” and “including without limitation” whether or not so stated. Furthermore, the examples given shall not be construed as limited, expressly or implicitly, to the matters which they illustrate. Reference to a contract or Contract shall mean the contract or Contract as it may be amended at any moment, unless otherwise stated. The measurement units from the International System of Units (and not as defined hereunder) shall have the meanings set forth in the ISO 1000 standard publications (1992 SI units). The values expressed in any unit shall be converted into another unit according to the equivalencies set forth in the ISO 1000 standard publications (1992 SI units).

(c)                                  In order to calculate the terms as from a Day (or a day) or specified Day (or day) up to a Day (or a day) or specified Day (or day), the word “as from” means “as from but including” and the words “up to” and “to” mean “up to and including”.

(d)                                 Any provision or resolution that establishes that an action may or shall be adopted within a determined number of Days shall mean that such action must be adopted within such term, as from six o’clock (6:00 a.m.) of the Day on which the right or obligation to adopt such action originated.

(e)                                  Any date or terms shall be established in reference to the Gregorian calendar. References to a certain hour of the Day or the day shall refer to the hour in Lima, Peru, unless otherwise stated.

(f)                                    If any dispute arises between the contents of this Contract or the content of its Annexes, the contents of this Contract shall prevail.

(g)                                 The meanings given to terms or expressions defined in Article 1 or any other part herein shall be, as allowed by the context, equally applicable in singular or plural.

(h)                                 References to a Party, the Sellers or the Buyer shall include their successor(s) or authorized assignee(s).

19.4         The Buyer represents and warrants to the Sellers and each of the Sellers represent to the Buyer that:

(a)          It is fully authorized to act as a legal entity and enter into this Contract.

(b)                                 All the necessary actions as a legal entity to authorize the execution and delivery of this Contract and the compliance with its obligations provided hereunder have been duly adopted;

(c)                                  This Contract has been duly executed and delivered by an authorized officer or other representative of such Party and constitutes the legal, valid and binding obligation of such Party, enforceable according to the terms hereunder, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability;

(d)                                 The consent or approval by any other Person in connection with the execution or granting of this Contract is not required by such Party; and

(e)                                  The execution, granting and performance of this Contract does not violate the articles of incorporation of such Party or any other material document in which such Party acted as a signatory or is bound by virtue thereof.

19.5.        The Sellers hereby represent and warrant to the Buyer that, on the Date of Execution, the License is in full force and effect, the Sellers have title to the Gas under the License and the Applicable Laws, and the Sellers have not committed any breach, violation or infringement under the terms of the License. At any time after the Date of Execution, at the Buyer’s request (but not more frequently than once per calendar year), the Sellers shall provide to the Buyer at the Sellers’ expense, a copy of the most recent reserve certificate (prepared by the Petroleum Engineer) issued during the previous calendar year, as it may be reasonably necessary to facilitate the financing, project development and marketing efforts of the Buyer in respect of the Plant. The existing most recent reserve certificate is attached as Annex E hereto. Subject to the Buyer’s confidentiality obligations to the Sellers in respect of this Contract, the Sellers shall make their best reasonable efforts to provide complementary information regarding reserves, as long as this information (i) is requested by the Buyer’s lenders that intend to provide financing of the Plant; or (ii) is determined by the Buyer’s Board of Directors as reasonably necessary to be obtained prior to the entry into the engineering, procurement and construction contract for the Plant.

l9.6          Except in case of gross negligence and willful misconduct, none of the Parties shall be liable to any other Party for any indirect, special or punitive damage or loss, loss of profit or interruption of activities (the “Consequential Damages”), suffered or incurred by such other Party arising from this Contract, in connection to it or resulting therefrom, whether or not any claim for such damage or loss is based on tort (including negligence but not gross negligence), objective responsibility, contractual responsibility (including the violation or infringement of this Contract or failure to comply with any statement or guarantee, whether express or implicit, contained herein) or otherwise. This limitation shall not apply to or limit, in any manner whatsoever, the responsibility of any of the Parties regarding an indemnity for determined damages pursuant to this Contract. For the avoidance of doubt, this Point 19.6 shall not limit the

Consequential Damages that may be recoverable by a Party in case of gross negligence or willful misconduct of the other Party, and shall be construed so as to be in compliance with Articles 1328 of the Civil Code and Article 1986 of the Civil Code.

19.7         Any delay by the Parties in exercising or enforcing their rights or actions established herein shall not be interpreted, under any circumstance, as waiving them or releasing the other Party from the violations occurred without affecting the right of the Parties to enforce such provisions as provided for hereunder, unless otherwise expressly stated.

19.8         If any provision established herein is declared unenforceable, null or contrary to law, this shall not render any other provision of this Contract unenforceable, null or contrary to law, and this Contract shall continue in full force and effect pursuant to the remaining provisions, unless such provision renders void the purpose or intention of this Contract.

ARTICLE XX

ADDITIONAL ARTICLE

(i)           It is hereby certified that on January 18, 2006, the Trust Administration Contract was entered into by and between Pluspetrol Camisea, as Trustor; Banco de Crédito del Perú, as Trust Beneficiary; and La Fiduciaria S.A., as Trustee. By virtue thereof, Pluspetrol Camisea transferred to the Trust Assets administered by La Fiduciaria S.A., among others, the collection rights corresponding to the amounts to be received by Pluspetrol Camisea by virtue of this Contract for the Exclusive Supply entered into with the Buyer.

(ii)          For the purposes thereof, the Parties to this Contract and the Additional Article do hereby certify that the payments in favor of Pluspetrol Camisea by virtue of this Contract for the Exclusive Supply shall be made to Account Number No. 000-000-739-382233 opened by La Fiduciaria at JP Morgan Chase & Company.

(iii)         The Parties also hereby state that as long as written instructions to the contrary are not received from La Fiduciaria S.A., the entirety of the amounts of money to be paid by the Buyer by virtue hereof as provided by Item (i) shall be made as provided for in this Additional Article.

(iv)                         Any amendment or suspension of the form in which payments shall be made shall be requested by La Fiduciaria S.A. in order to be effective. Pluspetrol Camisea does hereby irrevocably state that in the event it sends instructions to the contrary, this instruction shall continue in full force and effect. Therefore, the Buyer shall continue to make the payments to La Fiduciaria S.A. with no responsibility at all for the Buyer, considering these payments as correctly made (in all cases).

IN WITNESS WHEREOF, this Contract is executed in eight (8) counterparts under the same terms and conditions, in the city of Lima, this 7th of October of 2009.

PLUSPETROL PERU CORPORATION S.A.

By:	/s/ Claudio de Diego
Name: Claudio de Diego
Position: General Manager

PLUSPETROL CAMISEA S.A.

By:	/s/ Claudio de Diego
Name: Claudio de Diego
Position: General Manager

HUNT OIL COMPANY OF PERU L.L.C.,
Sucursal del Perú

By:	/s/ Jerome Bell
Name: Jerome Bell
Position: Apoderado

SK CORPORATION, Sucursal Peruana

By:	/s/ Han Yin Joo
Name: Han Yin Joo
Position: General Manager

SONATRACH PERU CORPORATION S.A.C.

By:	/s/ Mahtali Ketfi
Name: Mahtali Ketfi
Position: General Manager

TECPETROL DE PERU S.A.C.

By:	/s/ Rosa Maria del Carmen Ludowieg
Name: Rosa Maria del Carmen Ludowieg
Alvarez Calderon
Position: Representante

TECPETROL DE PERU S.A.C.

By:	/s/ Fabio Alberto Gaudelli
Name: Fabio Alberto Gaudelli
Position: Representante

REPSOL EXPLORACIÓN PERU, Sucursal del Perú

By:	/s/ Evandro Correa Nacul
Name: Evandro Correa Nacul
Position: Representante

BUYER

By:	/s/ Eduardo Guevara
Name: Eduardo Guevara
Position: Representante

CERTIFICO:  Que la firma que antecede corresponde a Don (a): Eduardo Alfredo Guevara Dodds con DNI 07871820 firma que legalizo, sin responsabilidad sobre el contenido del documento.

Lima, 13 OCT. 2009

/s/ David Sanchez-Manrique Tavella
DAVID SANCHEZ-MANRIQUE TAVELLA
NOTARIO DE LIMA

ANNEX A

GAS QUALITY

The technical characteristics of the Gas to be delivered are detailed hereinbelow, in a description that is merely a reference, because such characteristics may change with the development and evolution of the reservoir:

The qualitative specifications of the Gas subject matter of this process shall be those established in the Seventh Complementary Resolution of the Rules for the Service of Transport of Natural Gas by Pipelines, approved by Supreme Decree No. 018-2004-EM including any further modification derived from the installation of a ethane extraction project, and they are the following (without prejudice to the compliance, as the case may be, with the other characteristics set forth in article 44 of the Regulations of the Natural Gas Distribution by means of Net of Pipelines, approved by Supreme Decree N° 042-99-EM):

1.             Pollutants in Gas

The Gas provided shall not exceed the following pollutant limits:

Total sulphur	:	15 mg/m3
H2S	:	3 mg/m3
CO2	:	2 % in volume
Total inert content	:	4 % in volume
Free water	:	0
Water vapor	:	65 mg/m3
Hydrocarbons dew point	:	-4°C to 5500 kPa

Gas must be free of sand, dust, rubber, oils, glycols and other kind of impurities.

The Gas maximum temperature shall be of 50°C.

2.             Gas Calorific Power

The gross calorific power of the Gas provided shall be between 8,800 and 10,300 kcal/m3 (36.84 and 43.12  MJ/m3).

ANNEX B

GAS PRICE

1.             BASE FLOOR PRICE

1.00 One U.S. Dollar per million of BTU (US$/MMBTU)

2.             FACTORS TO DETERMINE THE PRICE

They shall be defined according to the Daily Contractual Quantity - DCQ and the percentage “take or pay” specified for each year.

2.1          FACTOR “A” ACCORDING TO THE DCQ

DCQ – Mcmd	FACTOR “A”
30.0	1.000
55.0	0.995
85.0	0.990
115.0	0.985
140.0	0.980
285.0	0.970
550.0	0.960

For intermediate DCQ values up to 550.0 Mcmd (thousands m3 per Day), factor “A” is obtained by linear interpolation between close values.

2.2          FACTOR “B” ACCORDING TO PERCENTAGE TAKE OR PAY

PERCENTAGE TAKE OR PAY	FACTOR “B”
100	0.95
90	0.97
80	0.98
70	0.99
60	1.00

For intermediate values of percentage “take or pay” factor “B” is obtained by linear interpolation between close values.

3.             FORMULA FOR THE ADJUSTMENT OF THE BASE FLOOR PRICE

The Base Floor Price shall be annually adjusted the first Business Day of each calendar year according to the application of the following formula (resulting from the present text of the License Contract for the exploitation of hydrocarbons in the Camisea Reservoir):

PPBt = PPB * FA

Where:

PPBt = Base Floor Price at the Fiscalization Point, applicable to the new period. PPB = Base Floor Price defined in numeral 1 of the present Annex (1.00 US$/MMBTU)

FA = Adjustment Factor determined as a result of:

FA = (0.60 * Ind1j /Ind 10+ 0.40 * Ind2j/Ind2o)

Ind l= Arithmetic Average of the Oil Field and Gas Field Machinery Index, (WPS1191), published by the Department of Labor - USA, corresponding to the period (j) or (0).

Ind2= Arithmetic Average of the Fuels and related products and power Index, (WPU05) published by the Department of Labor - USA, corresponding to the period (j) or (0).

(j) = Period of 12 months published before the adjustment period.

(o) = Period between December 1999 and November 2000.

Period of determination of Adjustment Factor (FA):

The Adjustment Factor (FA) shall be determined for each calendar year on the first Business Day of each calendar year with the last 12 published indexes, which for the purpose of these calculation shall be considered final.

If the Adjustment Factor for any year results in FA < 1, then it shall be considered that FA = 1.

4.             FLOOR PRICE

Floor Price = PPBt x Factor “A” x Factor “B”

5.             WELLHEAD FINAL PRICE

Wellhead Final Price (US$/MMBTU) = Wellhead Base Price * Factor “A” * Factor “B”

Where:

Wellhead Base Price in US$/MMBTU for Gas used as a feedstock for the Petrochemical Plant or for other uses within the Petrochemical Plant, other than Gas used for the generation of electricity that will be used exclusively within the plant, shall be the greatest of a), b) or c):

a) 3,09

b) 3,09 + [(YUP — 350) * 0,01619]

c) Floor Price (1)

Factor A and Factor B: Discount factors calculated according to the established in Points 2.1 and 2.2 of Annex B will be applied to prices a) and b) .

(1) In case c) Floor Price it has been calculated according to Section 4) applying Factor A and Factor B.

The Wellhead Base Price for Gas used for the generation of electricity that will be used exclusively within the Petrochemical Plant shall be determined in accordance with the price set forth in the License (as amended from time to time).

6.             PRICE APPROVAL

The effective application of the price referred above, freely agreed by the Parties, shall be subject to the Government Authorizations which may be necessary.

ANNEX C

BUYER MILESTONES